EXHIBIT 11.1

                       PACKAGED ICE, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE


                                                             THREE MONTHS ENDED
                                                                   MARCH 31,
                                                           --------------------
                                                             2000        1999
                                                           --------    --------
                                                           (IN THOUSANDS, EXCEPT
                                                              PER SHARE AMOUNTS)
Loss before extraordinary item
  and preferred dividends ..............................   $(13,583)   $(13,378)
Less:  Dividends on 10% exchangeable
  and 13% exchangeable preferred stock .................       (750)       (908)
                                                           --------    --------
Net loss attributable to common shareholders ...........   $(14,333)   $(14,286)
                                                           ========    ========


Weighted average common shares outstanding .............     19,309      13,810
Incremental shares attributable to outstanding
  stock options and warrants ...........................        740         764
                                                           --------    --------
As adjusted for diluted earnings per share calculation .     20,049      14,574
                                                           ========    ========

Net loss per common share:

      Basic ............................................   $  (0.74)   $  (1.03)
      Diluted (1) ......................................   $  (0.71)   $  (0.98)

----------------------
(1)This calculation is submitted in accordance with Regulation S-K; although it is contrary to paragraphs 13 and 27 of the Financial Accounting Standards Board's Statement of Financial Standard No. 128 because it produces an antidilutive result.